FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Declares Fourth Fiscal Quarter Dividend of $0.31 Per Share and Announces Quarter and Fiscal Year Ended September 30, 2010 Financial Results

CHICAGO, IL, December 13, 2010 – Golub Capital BDC, Inc., a business development company (NASDAQ: GBDC), today announced its financial results for the fourth quarter and fiscal year ended September 30, 2010.

Except where the context suggests otherwise, the terms "we," "us," "our," and "Company," refer to Golub Capital BDC, Inc. and its Subsidiaries.  “GC Advisors” refers to GC Advisors, LLC, our investment advisor.

SELECTED FINANCIAL HIGHLIGHTS

(in millions, expect per share data)

September 30, 2010
Investment portfolio	$344,869
Total assets	$442,763
NAV per share	$14.71

	Quarter Ended September 30, 2010	Year Ended September 30, 2010
Investment income	$7,431	$33,150
Net investment income	$4,351	$23,367
Net realized and unrealized gain	$1,896	$26,248
Net income	$6,247	$26,248
Net income per share	$0.35	N/A	(1)
Net investment income per share	$0.25	N/A	(1)

(1) - For historical periods that include financial results prior to April 1, 2010, the Company did not have common shares outstanding or an equivalent and therefore earnings per share for periods that include financial results prior to April 1, 2010 are not provided.

Portfolio and Investment Activities

At September 30, 2010, the Company had investments in 94 portfolio companies, with a total fair value of $344.9 million.  The portfolio consisted of $227.1 million of senior secured loans, $90.4 million of unitranche loans, $11.4 million of second lien loans, $13.4 million of subordinated debt and $2.6 million of common equity investments.   For the three months ended September 30, 2010, the Company originated $83.7 million in new investment commitments. Of the $83.7 million in new investment commitments, 59% were senior secured loans, 27% were unitranche loans, 11% were subordinated loans and 3% were equity securities. Sales and repayments on investments for the same period totaled $13.5 million. The Company expects to continue to invest in a mix of mezzanine and senior secured loans to obtain a high level of current income and to preserve capital.

For the quarter ended September 30, 2010, the weighted average annualized interest income yield (which excludes income resulting from amortization of fees and discounts) and weighted average annualized investment income yield (which includes interest income and amortization of fees and discounts) on the fair value of investments in the Company’s portfolio was  8.1% and 9.8%, respectively.  As of September 30, 2010, 59.2% of the Company’s portfolio at fair value had interest rate floors that limit minimum interest rates on such loans.

Consolidated Results of Operations

Total investment income for the three months ended September 30, 2010 and June 30, 2010 was $7.4 million and $7.2 million, respectively.  Investment income increased by $0.2 million, or 2.8%, for the three months ended September 30, 2010 as compared to the three months ended June 30, 2010. This increase was primarily attributable to higher average invested assets during the three months ended September 30, 2010.

Total expenses for the three months ended September 30, 2010 and June 30, 2010 were $3.1 million and $2.4 million, respectively.  Total expenses increased by $0.7 million, or 29.2%, for the three months ended September 30, 2010 as compared to the three months ended June 30, 2010. This increase was primarily due to an increase in interest expense as a result of higher debt outstanding and higher interest rates on our outstanding debt.

Total expenses for the year ended September 30, 2010 and September 30, 2009 were $9.8 million and $7.9 million, respectively.  Total expenses increased by $1.9 million, or 24.5%, for the year ended September 30, 2010 as compared to the year ended September 30, 2009.  This increase was primarily due to non-recurring organizational costs associated with our initial public offering, as well as an increase in professional fees, management fees, and administrative service fees.  These increases were partially offset by a decrease in interest and other credit facility expenses.

During the three months ended September 30, 2010 and June 30, 2010, the Company had $(40,000) and $0 of net realized losses on investments, respectively.  During the three months ended September 30, 2010 and June 30, 2010, the Company recorded net unrealized appreciation of $1.9 million and net unrealized depreciation of  $(0.1) million, respectively.

During the years ended September 30, 2010 and September 30, 2009, the Company had $(40,000) and $(4.0) million of net realized losses on investments, respectively.  During the years ended September 30, 2010 and September 30, 2009, the Company recorded net unrealized appreciation of $2.9 million and net unrealized depreciation of $(1.5) million, respectively.

“I am pleased to report that we had a solid 9/30/2010 quarter and that we continue to see strong momentum in new originations. Based on new deals already completed and our current pipeline, we expect new originated investments for the 12/31/2010 quarter will be higher than the 9/30/2010 quarter,” said Golub Capital BDC, Inc. CEO David Golub.

Liquidity and Capital Resources

As of September 30, 2010, the Company had cash and cash equivalents of $61.2 million, restricted cash of $31.8 million and $174.0 million of total debt outstanding.

Through our wholly owned subsidiary, GC SBIC IV, L.P., the Company may obtain leverage by issuing SBA-guaranteed debentures, subject to issuance of a capital commitment by the SBA and customary procedures. See recent developments below for information pertaining to commitments available under the SBA debenture program.

On December 8, 2010, the Company’s board of directors declared a quarterly dividend of $0.31 per share payable on December 30, 2010 to holders of record as of December 20, 2010.

Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on the following categories:

Risk Ratings Definition
Rating	Definition
5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations and the trends and risk factors are generally favorable.
4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected and the risk factors are neutral to favorable.
3
Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower may be out of compliance with debt covenants; however; loan payments are generally not past due.

2
Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due (but generally not more than 180 days past due). For loans graded 2, we will implement a plan to increase monitoring of the borrower.

1
Indicates that the borrower is performing substantially below expectations and the loan risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans graded 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.

The following table shows the distribution of our investments on the 1 to 5 investment performance rating scale at fair value as of September 30, 2010 and June 30, 2010:

	September 30, 2010		June 30, 2010
Investment	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)	Investments	(In thousands)	Investments
5	$98,307	28.5%	$91,915	33.1%
4	199,876	58.0%	128,874	46.4%
3	41,948	12.2%	54,769	19.7%
2	4,738	1.4%	2,052	0.7%
1	-	0.0%	-	0.0%
Total	$344,869	100.0%	$277,610	100.0%

Recent Developments

On October 8, 2010, GC SBIC IV, L.P. received a $22 million debt commitment from the SBA.  The commitment may be drawn upon subject to customary SBA procedures. Through December 10, 2010, the Company had drawn $10 million of the commitment.

The company also announced today the promotion of Ross A. Teune as Chief Financial Officer.  Mr. Teune joined an affiliate of our investment advisor in November 2007 and, prior to being elected our Chief Financial Officer, served as Senior Vice President of Finance for an affiliate of our investment advisor, where he had responsibility for the financial reporting for its private managed debt funds.  Prior thereto, Mr. Teune was Vice President of Finance at Antares Capital Corporation, where he was responsible for overseeing operations and financial reporting.  Mr. Teune also served as the primary liaison to the tax, treasury, external reporting and market risk departments of Massachusetts Life Insurance Company, Antares Capital’s parent company.  Mr. Teune also worked at Heller Financial Corporation and KPMG LLP.

Sean K. Coleman, who is stepping down as Chief Financial Officer, will continue as a Managing Director of our investment advisor, focusing on origination and underwriting of new investments.  Golub Capital BDC, Inc. CEO David Golub said, “We are excited to bring Ross A. Teune’s enormous talents to the Company. We thank Sean for his extraordinary efforts in connection with the initial public offering and the Company’s early success.”

Conference Call

The Company will host an earnings conference call at 1:00 p.m. (Eastern Time) on Monday, December 13, 2010.  All interested parties may participate in the conference call by dialing (800) 891-3448 approximately 15 minutes prior to the call; international callers should dial (212) 231-2921. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Events and Presentations link on the homepage of our website (www.golubcapitalbdc.com) and click on the Investor Presentations link to find the 9/30/10 Investor Presentation. An archived replay of the call will be available shortly after the call until 3:00 p.m. (Eastern Time) on December 27, 2010. To hear the replay, please dial (800) 633-8284. International dialers, please dial (402) 977-9140. For all replays, please reference program ID number 21489419.

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)

	September 30, 2010	June 30, 2010	September 30, 2009
		(unaudited)
Assets
Investments, at fair value (cost of $345,536, $280,214, and $387,293 respectively)	$344,869	$277,610	$376,294
Cash and cash equivalents	61,219	71,380	-
Restricted cash and cash equivalents	31,771	32,728	30,614
Interest receivable	1,956	1,746	2,198
Other assets	2,948	296	16
Total Assets	$442,763	$383,760	$409,122

Liabilities
Debt	$174,000	$121,764	$315,306
Payable for investments purchased	5,328	885	-
Accounts payable and accrued expenses	719	647	685
Management and incentive fee payable	1,008	593	249
Interest payable	1,167	86	130
Total Liabilities	182,222	123,975	316,370

Net Assets
Members' equity	$-	$-	92,752
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized,
zero shares issued and outstanding as of September 30, 2010	-	-	-
Common stock, par value $0.001 per share, 100,000,000 shares authorized,
17,712,444 shares issued and outstanding as of September 30, 2010	18	18	-
Paid in capital in excess of par	259,690	259,690	-
Undistributed net investment income	(1,122)	19	-
Net unrealized appreciation on investments	1,995	58	-
Net realized losses on investments	(40)	-	-
Total Net Assets	260,541	259,785	92,752

Total Liabilities and Total Net Assets	$442,763	$383,760	$409,122

Number of shares outstanding	17,712,444	17,712,444	N/A
Net Asset Value Per Share	$14.71	$14.67	N/A

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three months ended		Years ended September 30,
	September 30, 2010	June 30, 2010	2010	2009
	(Unaudited)
Investment income
Interest	$7,431	$7,230	$33,150	$33,338

Total investment income	7,431	7,230	33,150	33,338

Expenses
Interest and other debt financing expenses	1,381	591	3,525	4,547
Base management fee	1,091	903	3,328	2,849
Incentive fee	-	55	55	-
Professional fees relating to registration statement	-	188	788	-
Professional fees	315	363	1,050	131
Administrative service fee	141	144	583	-
General and administrative expenses	152	171	454	333

Total expenses	3,080	2,415	9,783	7,860

Net investment income	4,351	4,815	23,367	25,478

Net gain (loss) on investments
Net realized loss on investments	(40)	-	(40)	(3,972)
Net change in unrealized appreciation (depreciation) on investments	1,936	(100)	2,921	(1,489)

Net gain (loss) on investments	1,896	(100)	2,881	(5,461)

Net increase in net assets resulting from operations	$6,247	$4,715	$26,248	$20,017

Basic and diluted earnings per share[1]	$0.35	$0.29	N/A	N/A

Basic and diluted weighted average shares outstanding	17,712,444	16,255,783	N/A	N/A

___________________
1 - For historical periods that include financial results prior to April 1, 2010, the Company did not have common shares outstanding or an equivalent and therefore earnings per share and weighted average shares outstanding information for periods that include financial results prior to April 1, 2010 are not provided.

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc., (NASDAQ: GBDC, www.golubcapitalbdc.com), a business development company, principally invests in senior secured, unitranche, mezzanine and second lien loans of middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC, Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

Golub Capital, founded in 1994, is a leading lender to middle-market companies. In 2009, Golub Capital was named “Middle Market Lender of the Year” by Buyouts Magazine and “Debt Financing Agent of the Year” and “Mezzanine Financing Agent of the Year” by M&A Advisor.  As of September 30, 2010, Golub Capital managed over $4.0 billion of capital, with a team of investment professionals in New York, Chicago and Atlanta.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune
312-284-0111
rteune@golubcapital.com